Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 (No. 333-15651) of our report dated April 9, 2009 relating to the consolidated financial statements of Virtus Investment Partners, Inc. and its subsidiaries, (formerly known as Phoenix Investment Partners, Ltd.) which appears in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

April 9, 2009

Hartford, Connecticut